Exhibit 99.1

FOR IMMEDIATE RELEASE

PENDRELL APPOINTS STEVE EDNIE CHIEF FINANCIAL OFFICER

Kirkland, WA. (PR Newswire) September 4, 2014 – Pendrell Corporation (NASDAQ: PCO) (“Pendrell”) announced today that Steve Ednie has been appointed vice president and chief financial officer for the company effective September 8, 2014.

Mr. Ednie has held senior finance and tax roles with leading technology companies. He spent a decade at Clearwire Corporation, where he most recently served as chief accounting officer. Previously, he was director of tax for Expedia and chief tax officer for XO Communications. He is a graduate of the University of Washington.

“I’ve had the opportunity to work extensively with Steve over the years and I am thrilled to have a leader of Steve’s caliber join the Pendrell team,” commented Ben Wolff, chief executive officer of Pendrell. “His deep background with M&A transactions, coupled with his domestic and international accounting and tax experience will serve us well as we continue to expand our business through organic growth and strategic transactions.”

ABOUT PENDRELL

Pendrell Corporation (NASDAQ: PCO) invests in, acquires and develops businesses with unique technologies that are often protected by IP rights and that present the opportunity to address large, global markets. For more information, visit Pendrell.com.

Contact:

Christopher Doherty

Pendrell Corporation

202-290-1658

christopher.doherty@pendrell.com

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